SCHEDULE 14A INFORMATION

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Lennar Corporation

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Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

February 28, 2018

Dear Stockholder:

You are cordially invited to attend Lennar Corporation’s 2018 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 11, 2018, at 11:00 a.m. local time at our corporate office, located at 700 Northwest 107th Avenue, Miami, Florida 33172. At the meeting, you will be asked to:

(1)	Elect eleven directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.

(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2018.

(3)	Approve, on an advisory basis, the compensation of our named executive officers.

(4)	Vote on a stockholder proposal regarding our common stock voting structure.

(5)	Vote on a stockholder proposal regarding providing holders an annual right to convert a limited amount of Class B common stock into Class A common stock.

(6)	Vote on a stockholder proposal regarding a limit on director tenure.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 14, 2018 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 11, 2018.

Sincerely,

Mark Sustana

Secretary and General Counsel

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 28, 2018.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

i

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on April 11, 2018

You are receiving this proxy statement because you own shares of our Class A common stock and/or Class B common stock that entitle you to vote at the 2018 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information regarding those matters so that you can make an informed decision.

Date, Time and Place of the 2018 Annual Meeting

We will hold the 2018 Annual Meeting on Wednesday, April 11, 2018, at 11:00 a.m. local time at our corporate offices located at 700 Northwest 107th Avenue, Miami, Florida 33172.

Questions and Answers about Voting at the Annual Meeting and Related Matters

Q:	How many votes may I cast at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock and Class B common stock that you owned at the close of business on February 14, 2018, the record date. You may cast one vote for each share of our Class A common stock and ten votes for each share of our Class B common stock, held by you on all matters presented at the meeting. On the record date, 287,440,099 shares of our Class A common stock and 37,669,203 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of these shares. If your shares are held by a nominee, the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) should have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following your nominee’s instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in the materials you receive.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice of Internet Availability, which also contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your beneficial ownership as of the record date (such as a letter from your nominee confirming your beneficial ownership or a bank or brokerage firm account statement).

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the date required by the trustee, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following six proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect eleven directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.	FOR all nominees

2. To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for our fiscal year ending November 30, 2018.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To vote on a stockholder proposal regarding our common stock voting structure (“Equal Voting Rights for Each Shareholder”).	AGAINST

5. To vote on a stockholder proposal regarding providing holders an annual right to convert a limited amount of Class B common stock into Class A common stock (“Limited Class B Stock Conversion Right”).

AGAINST

6. To vote on a stockholder proposal regarding a limit on director tenure (“Director Tenure Limit”).	AGAINST

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the persons named as proxy holders, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will be able to vote your shares in their discretion on those additional matters.

Q:	What is the required vote for approval of each of the proposals?

A:	Below is the required vote for approval of each of the proposals.

Proposal	Votes Required for Approval

1. Election of Directors	Plurality of the votes cast

2. Ratification of Auditors	Majority of votes cast

3. Say on Pay	Majority of votes cast

4. Equal Voting Rights for Each Shareholder	Majority of votes cast

5. Limited Class B Stock Conversion Right	Majority of votes cast

6. Director Tenure Limit	Majority of votes cast

With regard to each proposal, holders of shares of our Class A common stock and Class B common stock vote together as a single class (but with different voting rights). A proposal has received a majority of the votes cast if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Proposal 3 is an advisory vote, which means that while we ask stockholders to approve resolutions regarding the compensation of our named executive officers, the results of that vote will not have a binding effect on us. Although the advisory vote is non-binding, our Board and the Compensation Committee will review the results of the vote and take them into account in making future determinations concerning executive compensation. Proposals 4, 5 and 6 are precatory proposals, which means that each proposal is requesting our Board take steps to accomplish what the stockholder is proposing in the proposal. An affirmative vote will not, by itself, result in the change that is requested in the proposals.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2 and 3, and “AGAINST” proposals 4, 5 and 6. If other matters properly come before the Annual Meeting, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will have the authority to vote your shares on those matters at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those described in this proxy statement.

Q:	What if I am a beneficial owner and I do not give my nominee voting instructions?

A:	If you are a beneficial owner and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker does not receive voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote the beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote shares absent instructions from the beneficial owner and, if not, the impact of broker non-votes on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of Auditors	Yes	Not Applicable

3. Say on Pay	No	None

4. Equal Voting Rights for Each Shareholder	No	None

5. Limited Class B Stock Conversion Right	No	None

6. Director Tenure Limit	No	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before the shares are voted. If you are a record owner, you will automatically revoke your proxy with regard to a matter by voting in person with regard to that matter at the Annual Meeting. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders and our invited guests can attend the Annual Meeting. To gain admittance, you must bring a form of government issued personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker confirming your ownership, and a form of government issued personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting or to vote at the meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter. Written ballots will be available at the meeting for stockholders of record and for beneficial owners who have proxies from their nominees.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the results of the vote with respect to each proposal voted upon at the Annual Meeting and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Q:	Who should I call with questions?

A:	If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

I.	PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of our business. We keep directors informed of our business at meetings and through reports and analyses presented to the Board of Directors or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

Under our By-Laws, directors are elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart Miller, Mr. Armando Olivera, Dr. Donna Shalala, Mr. Jeffrey Sonnenfeld and Mr. Scott Stowell for re-election, each for a one-year term that will expire at the 2019 annual meeting of stockholders, and each has consented to serve if elected. Mr. Stowell was elected to our Board in February 2018 pursuant to the terms of the merger agreement relating to the strategic combination of Lennar and CalAtlantic. His nomination for re-election was made by our Board, upon the recommendation of the NCG Committee, without any contractual commitment to do so.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director is as follows:

Irving Bolotin, 85, has served as a director of our Company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company. Mr. Bolotin also serves with the Board of Directors of WPBT Channel 2.

Qualifications. The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard, 72, has served as a director of our Company since May 2000. Mr. Gerard has been the Chairman of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States, since October 2002. Mr. Gerard was appointed Chief Executive Officer and Director of CBIZ, Inc. in October 2000, and served as its CEO until his retirement in March 2016. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. Mr. Gerard also serves on the Board of Directors of Las Vegas Sands Corp. and previously served on the Board of Directors of Joy Global, Inc. He is also a National Association of Corporate Directors Board Leadership Fellow.

Qualifications. The Board nominated Mr. Gerard to serve as a director because of his experience as the Chief Executive Officer and in other senior management positions of significant companies for many years.

Tig Gilliam, 53, has served as a director of our Company since June 2010. Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014 and the Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002. Mr. Gilliam also serves on the Board of Directors of GMS, Inc.

Qualifications. The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson, 75, has served as a director of our Company since January 2008. Mr. Hudson served as the Chairman of TECO Energy, Inc., an energy-related holding company, from January 2013 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. Mr. Hudson serves on the Boards of Directors of CBIZ, Inc. and United Insurance Holdings Corp, and, from 2003 until April 2015, served on the Board of Directors of Publix Supermarkets, Inc. He is also Chairman of the Florida Chapter of the National Association of Corporate Directors.

Qualifications. The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Sidney Lapidus, 80, has served as a director of our Company since April 1997, and has served as our Lead Director since 2005. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007. Mr. Lapidus also serves on the Board of Directors of Knoll, Inc., as well as a number of non-profit organizations.

Qualifications. The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Teri P. McClure, 54, has served as a director of our Company since June 2013. Ms. McClure is currently Chief Human Resources Officer and Senior Vice President Labor and Communications of UPS. She also serves as a member of the nine member Management Committee which is responsible for setting strategy, operating and profit plans for UPS. Ms. McClure joined UPS in 1995 and has served in various positions at the company including Chief Legal Officer, Senior Vice President of Compliance and Public Affairs, General Counsel and Corporate Secretary from 2006 to December 2015, when she assumed her current position. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications. The Board nominated Ms. McClure to serve as a director because of her experience as a senior executive of a Fortune 500 company, her operational capabilities and her business experience.

Stuart Miller, 60, has served as a director of our Company since April 1990 and has served as our Chief Executive Officer since April 1997. Mr. Miller also served as President of our Company from April 1997 to April 2011. In addition, Mr. Miller serves as a representative of our Company on the Board of Directors of Five Point Holdings, LLC.

Qualifications. The Board nominated Mr. Miller to serve as a director because he is our Chief Executive Officer and has extensive knowledge of our Company, its operations and its strategic plans.

Armando Olivera, 68, has served as a director of our Company since January 2015. Mr. Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with the company, including Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. Mr. Olivera also serves on the Board of Directors of Consolidated Edison, Inc. and Fluor Corporation, and previously served on the Board of Directors of AGL Resources, Inc., Florida Power & Light Company and Nicor Inc.

Qualifications. The Board nominated Mr. Olivera to serve as a director because of his experience and understanding of operations and finance as well as his strong business leadership skills.

Donna Shalala, 77, has served as a director of our company since January 2017, and previously served as a director of our company from 2001 to 2012. Since June 2001, Dr. Shalala has served as Trustee Professor of Political Science at the University of Miami, and since 2015, Dr. Shalala has served as President of the Clinton Foundation. Dr. Shalala served as President of the University of Miami from 2001 to 2015. From 1993 to 2001, Dr. Shalala served as the United States Secretary of Health and Human Services. Dr. Shalala served as Chancellor and Professor of Political Science at the University of Wisconsin—Madison from 1987 to 1993 and as President and Professor of Political Science at Hunter College from 1980 to 1987. From 1977 to 1980, Dr. Shalala served as Assistant Secretary for Policy Development and Research of the Department of Housing and Urban Development. Dr. Shalala also serves on the Board of Directors of MEDNAX, Inc.

Qualifications. The Board nominated Dr. Shalala to serve as a director because of her experience as President of a successful university, her experience as the former Secretary of the United States Department of Health and Human Services and her leadership skills.

Scott D. Stowell, 60, has served as a director of our Company since February 2018. Mr. Stowell served as Executive Chairman of the Board of Directors of CalAtlantic Group, Inc. from October 2015 to February 2018. Prior to that, Mr. Stowell served as CalAtlantic’s Chief Executive Officer from January 2012 to September 2015 and as President from March 2011 to September 2015. Mr. Stowell also served as Chief Operating Officer of CalAtlantic from May 2007 to March 2011. Mr. Stowell joined CalAtlantic in 1986 as a project manager. Mr. Stowell also serves on the Board of Directors of Pacific Mutual Holding Company.

Qualifications. We believe that Mr. Stowell’s extensive homebuilding expertise and knowledge regarding CalAtlantic’s assets allows him to provide important guidance and leadership to the Company.

Jeffrey Sonnenfeld, 63, has served as a director of our Company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time.

Qualifications. The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” all the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each director is required to attend substantially all meetings of the Board. During fiscal 2017, the Board of Directors met eight times. During that year, each director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which the director was serving. It is our policy to encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2017 annual meeting of stockholders attended the meeting.

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. In January 2018, our Board of Directors undertook its review of director independence. Based on this review, our Board of Directors has determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, Ms. Shalala and Mr. Sonnenfeld is “independent” under the NYSE corporate governance listing standards and the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board of Directors. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a company that supplies wallboard to Lennar as not impairing his independence. The Board also considered that NES Global Talent, where Mr. Gilliam is Chief Executive Officer, and Generation Brands, from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, but did not view these relationships as impairing Mr. Gilliam’s independence.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. In connection with our regularly scheduled Board meetings, our independent directors regularly meet in executive sessions that exclude our non-independent director and management. Mr. Lapidus presides over these executive sessions.

Board Leadership Structure

We have a Lead Director who presides over Board meetings and presides at all meetings of our independent directors. Our Board believes that arrangement works well for us because all but two of our directors (our Chief Executive Officer and Mr. Stowell, for whom independence as a director has not been determined yet) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

The Lead Director’s duties, which are listed in our By-Laws, include:

•	Presiding at all meetings of the independent directors;
•	Presiding over, and being responsible for the agenda at, all meetings of the Board of Directors, if there is no Chairman of the Board, and, at the request of the Board of Directors, presiding over meetings of stockholders;

•	Conveying recommendations of the independent directors to the Board of Directors; and
•	Serving as a liaison between the Board and management.

Board Committees

The Board has five standing Committees: the Audit Committee, the Compensation Committee, the NCG Committee, the Executive Committee and the Independent Directors Transactions Committee. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive	Independent Directors Transactions
Irving Bolotin	Member	—	Member	—	—
Steven L. Gerard	Member	Chair	—	—	Member
Tig Gilliam	Member	Member	Member	—	Member
Sherrill Hudson	Chair	Member	—	—	—
Sidney Lapidus(1)	—	—	—	Member	Chair
Teri P. McClure	—	Member	Member	—	—
Stuart Miller	—	—	—	Member	—
Armando Olivera	Member	—	—	—	—
Donna Shalala	—	Member	Member	—	—
Jeffrey Sonnenfeld	—	—	Chair	—	—
Scott Stowell	—	—	—	—	—

(1)	Lead Director of the Board.

Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investors-Corporate Governance section of our website at www.lennar.com, and those charters are also available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter and NCG Committee Charter on June 23, 2015 and a revised Compensation Committee Charter on October 31, 2014.

Audit Committee

Number of Meetings in fiscal 2017: 11

Responsibilities. The Audit Committee is responsible for selecting our independent auditors and overseeing the engagement of our independent auditors; pre-approving all audit and non-audit services provided to us by our independent auditors; reviewing our internal control environment, systems and performance; and overseeing the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Directors meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the enhanced independence standards for audit committee members required by the SEC, and each member is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard, Mr. Gilliam, Mr. Hudson and Mr. Olivera meets the requirements of an audit committee financial expert under SEC rules.

Compensation Committee

Number of Meetings in fiscal 2017: 5

Responsibilities. The Compensation Committee is responsible for (i) designing our executive compensation philosophy, policies and plans, (ii) establishing salaries, targets and performance goals for annual incentive awards, terms of equity awards and other forms of compensation for our Chief Executive Officer (“CEO”), each of our senior executives and our directors and (iii) administering our equity programs, including awards under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Plan”), and 2016 Equity Incentive Plan (the “2016 Equity Plan”). The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan, in fiscal 2016. The Compensation Committee also reviews the results of the annual advisory stockholder vote on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and plans as a result of such votes. In addition, the Compensation Committee establishes performance goals and certifies that the performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code, as amended (a function that no longer will be required with respect to taxable years beginning after December 31, 2017 because of amendments to Section 162(m) that were part of amendments to the Internal Revenue Code enacted in December 2017). The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Directors’ meetings.

Independence. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and meets the independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee has previously engaged, and may in the future engage, F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm. During fiscal 2017, the Compensation Committee engaged F.W. Cook to perform a review of the compensation program for the Company’s executive officers. In doing so, the Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis — Compensation Setting Process — Role of Management,” our CEO and our President provide the Compensation Committee with (1) evaluations of each named executive officer, including themselves, (2) recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves, (3) an evaluation of the extent to which each named executive officer met his annual incentive plan target, and (4) recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive. Our CEO and our President typically attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and are generally excused from the meetings as appropriate, including for discussions regarding their own compensation.

Under the 2007 Equity Plan and the 2016 Equity Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under each plan to management (excluding awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2016 Incentive Compensation Plan, which replaced the Lennar Corporation 2012 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Nominating and Corporate Governance Committee

Number of Meetings in fiscal 2017: 4

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board and Committee composition; (iii) reviewing and recommending changes to our Corporate Governance Guidelines; (iv) overseeing periodic evaluations of the Board and the Committees; and (v) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance listing standards.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nomination as directors suggested by management and by stockholders and others, if there were any. The NCG Committee would evaluate the suitability of any potential candidates recommended by stockholders in the same manner as other candidates recommended to the NCG Committee. The NCG Committee and the Board of Directors have determined that a director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;
•	A history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;
•	Time availability for in-person participation and to be present at annual meetings of stockholders;
•	Willingness to demand that the Company’s officers and associates insist upon honest and ethical conduct throughout the Company;
•	Knowledge of, and experience with regard to at least some of: (i) real estate properties, loans and securities, including any lending and financing activities related thereto; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices and (vi) accounting and financial reporting; and
•	If applicable, ability to satisfy the criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

While our NCG Committee believes diversity as to race, gender and ethnicity is beneficial to the Board of Directors, and takes that into account in considering potential Board members, the NCG Committee does not have a formal policy regarding Board diversity.

If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth on page 57 under “Communication with Lennar’s Board of Directors” containing the information set forth below:

•	The recommending stockholder’s name and contact information;
•	The candidate’s name and contact information;
•	A brief description of the candidate’s background and qualifications;
•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;
•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and
•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the NCG Committee will consider, among other things, the appropriateness of adding another director to the Board and the candidate’s background and qualifications. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The NCG Committee will not determine whether to recommend that the Board nominate a candidate until the NCG Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the NCG Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate recommended by a stockholder, the NCG Committee will notify the recommending stockholder and the candidate of the determination.

Executive Committee

Pursuant to our By-Laws, our Board of Directors has established an Executive Committee which has the authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our Company is incorporated, and as our Board of Directors has otherwise provided. The Executive Committee did not take any actions during fiscal 2017.

Independent Directors Transactions Committee

Number of Meetings in fiscal 2017: 2

Pursuant to our By-Laws, our Board of Directors has established an Independent Directors Transactions Committee which has the authority to approve certain transactions between Lennar and Five Point Holdings, LLC (in which we own a substantial minority interest and have the right to designate three directors), and to review and make recommendations to the Board with respect to matters referred to it by the Board. Only independent directors may serve on the Committee.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines are available to view at our website, www.lennar.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2017, was, or ever had been, an officer or employee of Lennar. There were no transactions during the 2017 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2017 fiscal year that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Code of Business Conduct and Ethics/Related Party Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to high standards for ethical business practices. The Code provides that it is our policy that our business be conducted with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information and insider trading.

Pursuant to our Audit Committee Charter, all related person transactions as defined by SEC rules must be approved by our Audit Committee. Current SEC rules require disclosure of any transaction, arrangement or relationship in which (i) Lennar or its subsidiary is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such persons, has or will have a direct or indirect material interest. A director must recuse herself or himself from any discussion or decision affecting her or his personal, business or professional interests.

Certain Relationships and Related Transactions

Except as described below, since December 1, 2016, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or Class B common stock or any immediate family member of such persons that are required to be described pursuant to Item 404(a) of SEC Regulation S-K.

In February 2015, Stuart Miller, our CEO, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business or personal business use. Mr. Miller paid our subsidiary $266,000 under the agreement for his use of the aircraft during fiscal 2017 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

In February 2015, Rick Beckwitt, our President, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Beckwitt can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller, including the establishment of a prepayment fund for the cost of each flight. Mr. Beckwitt paid our subsidiary $133,600 under the agreement for his use of the aircraft during fiscal 2017.

Occasionally, a spouse or other guest may accompany Mr. Miller or Mr. Beckwitt when they are using corporate aircraft for business travel. As there is no incremental cost to Lennar for the spouse or other guest accompanying the executive on a flight, no amount has been included in the Summary Compensation Table with respect to that usage. Because there are special tax rules regarding personal use of business aircraft, Mr. Miller or Mr. Beckwitt may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

We lease charter aircraft from time to time for business-related travel for Jonathan M. Jaffe, our Chief Operating Officer (“COO”). We also permit leased aircraft to be available for personal use by Mr. Jaffe, for which he pays the Company, out of a prepayment fund established in connection with the arrangement, an amount equal to twice the cost of fuel for each flight. In fiscal 2017, Mr. Jaffe paid the Company $254,500 for his personal use of charter aircraft.

In June 2015, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries which provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The Company retains sole discretion to determine what flights may be scheduled, and the Company’s prior planned use of the aircraft takes precedence over Jeffrey Miller’s use. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third party charter companies. Jeffrey Miller paid our subsidiary $232,600 under the agreement for his use of the aircraft during fiscal 2017. The arrangement helps to offset the cost of the aircraft when it is not being used by the Company.

Jonathan Beckwitt, Mr. Beckwitt’s son, is employed by the Company as Construction Manager. For fiscal 2017, the Company paid Jonathan Beckwitt a salary of $90,000, a cash bonus of $35,000, and other benefits totaling approximately $7,524 (including the Company’s matching contributions to his 401(k) plan and car allowance). Jonathan Beckwitt continues to be an associate at the Company, and, in fiscal 2018, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2017.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us and assigns senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs, quality and warranty, financial services, associate retention and human resources, legal, natural disasters and information technology, including cybersecurity, taxation, strategic investments, Rialto’s business, our multifamily business and our solar business.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Related Risks

In early 2018, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we identified the following risk-limiting characteristics:

•	All material transactions, including land acquisitions, debt incurrences and joint venture relationships that may impact compensation, are reviewed by at least one independent member of our Board of Directors.
•

The payment of cash bonuses to our senior executives and other members of our senior management are based upon achievement of performance goals. While a potentially substantial amount of the compensation of our CEO, our President and our COO is tied to short-term Company performance, it is balanced by the compensation of our Chief Financial Officer (“CFO”) and our General Counsel, whose bonus targets are based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation.
•	While a majority of incentive compensation for our senior management in our Rialto segment consists of a percentage of the segment’s annual profits, all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.
•	A high percentage of our overall pay mix to senior management and key employees is equity based, which incentivizes efforts to generate long-term appreciation of stockholder value.
•	Equity awards to our executive officers vest over a three-year period, which mitigates the risk of excessive focus on short-term returns.
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

We maintain a compensation program for the non-employee directors of the Board. Our current Board compensation program, and the program under which the Board was compensated in fiscal 2017, is comprised of the following types and levels of compensation:

Annual Equity Grant. At the time of each annual meeting, each non-employee director receives a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the grant date. Pursuant to this program, on April 18, 2017, each non-employee director at that time was granted 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant.

Retainer and Committee Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $130,000, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. Those who serve on our Audit Committee are paid an additional retainer of $25,000 (or $30,000 for the committee Chairman); those who serve on our Compensation Committee are paid an additional retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our NCG Committee are paid an additional retainer of $10,000 (or $15,000 for the committee Chairman). Committee retainers are paid quarterly in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or committee meeting. Our Lead Director receives an additional $75,000 per year for his services in that capacity, paid quarterly in cash. Directors who are employees do not receive any additional compensation for their services as a director.

Compensation Deferral. A director may elect to defer payment of both the cash and stock portion of the annual and committee retainers until the year of the member’s separation from service as a director or the member’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainers is credited to the director’s deferred compensation account each quarter. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value of the number of phantom shares of Class A common stock or Class B common stock credited to the director’s account. The value of the phantom shares of Class A common stock and Class B common stock is determined by multiplying the phantom shares by the closing price of the applicable common stock on either the date of the director’s death or the date during the year of the director’s separation from service that the director sends a notice to the Company requesting the settlement of such director’s phantom share account.

For fiscal 2017, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure had elected to defer payment of both the cash and stock portions of their fees. The table below sets forth the aggregate number of phantom shares of Class A common stock and Class B common stock held by each director in their respective deferred compensation accounts at November 30, 2017:

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2017
Name	Class A	Class B
Steven L. Gerard(1)	48,352	388
Tig Gilliam	24,898	-
Sherrill W. Hudson	46,042	-
Sidney Lapidus	42,104	-
Teri P. McClure	11,447	-
Armando Olivera	8,566	-
Jeffrey Sonnenfeld	39,691	-

(1)	The shares of phantom stock are shares that Mr. Gerard received prior to terminating his participation in the deferred compensation program in fiscal 2015.

The following table sets forth information regarding the compensation of our non-employee directors for fiscal 2017. Mr. Miller, our CEO, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Irving Bolotin	100,000	169,719	141	269,860
Steven L. Gerard	110,000	169,719	55,840	335,559
Tig Gilliam	115,000	169,860	27,595	312,455
Sherrill W. Hudson	110,000	169,860	51,822	331,682
Sidney Lapidus	140,000	169,860	47,178	357,038
Teri P. McClure	90,000	169,860	12,288	272,148
Armando Olivera	90,000	169,860	8,964	268,824
Donna Shalala	83,750	189,844	141	273,735
Jeffrey Sonnenfeld	80,000	169,860	44,661	294,521

(1)	Each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure decided to defer 100% of both the cash and stock portion of their annual and committee retainers. Pursuant to the terms of our non-employee director compensation program, these amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	115,000	65,000	3,385
Sherrill W. Hudson	110,000	65,000	3,291
Sidney Lapidus	140,000	65,000	3,855
Teri McClure	90,000	65,000	2,915
Armando Olivera	90,000	65,000	2,934
Jeffrey Sonnenfeld	80,000	65,000	2,727

(2)

Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock and (ii) the fair market value of 2,000 shares of Class A common stock granted as part of the annual equity grant. The annual equity grant award was made on April 18, 2017 to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Lapidus, Olivera and

Sonnenfeld, Ms. McClure, and Dr. Shalala and had a grant date fair value of $52.43 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As set forth above, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure deferred receipt of the stock portion of his or her 2017 annual retainer fee. In addition, the amount for Dr. Shalala includes the grant she received when she joined the Board on January 23, 2017 of 460 shares of Class A common stock with a grant date fair value of $43.75 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance.

(3)	With respect to Mr. Bolotin and Dr. Shalala, the amount reflects cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock. With respect to Mr. Gerard, the amount includes both cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock, and dividends payable on phantom shares held in the director’s deferred compensation account that he received prior to terminating his participation in the program in fiscal 2015. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure, the amounts include dividends payable on phantom shares held in the director’s deferred compensation account. The deferred dividends are credited to the director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating directors’ account from deferred dividends for fiscal 2017, other than as a result of the Class B dividend (as described below).

Name	Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	7,200	140
Tig Gilliam	3,536	69
Sherrill W. Hudson	6,699	130
Sidney Lapidus	6,095	118
Teri McClure	1,511	29
Armando Olivera	1,062	20
Jeffrey Sonnenfeld	5,740	111

With respect to Messrs. Gerard, Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure, the amounts include phantom shares held in the director’s deferred compensation account resulting from a Class B dividend. On October 29, 2017, the Board declared a stock dividend of one share of Class B common stock for each 50 shares of Class A common stock or Class B common stock of the Company outstanding. As a result, the directors with deferred compensation accounts were credited with additional phantom shares, calculated by determining the value of the Class B dividend on such directors phantom shares on the payment date (November 27, 2017), and crediting the director’s deferred compensation account with phantom shares based on the fair market value of a share of our Class A common stock on the dividend record date (November 10, 2017). The table below sets forth the phantom shares of Class A common stock credited to each participating directors’ account as a result of the Class B dividend.

Name	Class B Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	48,499	826
Tig Gilliam	24,060	410
Sherrill W. Hudson	45,123	769
Sidney Lapidus	41,083	700
Teri McClure	10,777	184
Armando Olivera	7,902	135
Jeffrey Sonnenfeld	38,922	663

(4)	The table below sets forth the aggregate number of unexercised stock options for Class A common stock held at November 30, 2017 by each of our non-employee directors. All of the options have an exercise price of $51.26 per share and expire on April 8, 2018.

Name	Number of Shares Issuable Pursuant to Options Exercisable
Irving Bolotin	2,500
Steven L. Gerard	2,500
Tig Gilliam	2,500
Sherrill W. Hudson.	2,500
Sidney Lapidus	2,500
Teri McClure	2,500
Armando Olivera	2,500
Donna Shalala	-
Jeffrey Sonnenfeld	2,500

III.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, policies and plans and their objectives, our compensation-setting process, and the 2017 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of you, our stockholders.

For fiscal 2017, our named executive officers were:

Stuart Miller	Chief Executive Officer
Rick Beckwitt	President
Jonathan M. Jaffe	Vice President and Chief Operating Officer
Bruce Gross	Vice President and Chief Financial Officer
Mark Sustana	Secretary and General Counsel

As discussed in Proposal 3 on page 46, we are conducting a Say on Pay vote that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in the discussion captioned “Executive Compensation.” In connection with that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs contribute to the strong financial performance that Lennar has provided to its stockholders.

Executive Summary

We Tie Our Executives’ Compensation to Performance. We believe that one of the best methods for aligning the interests of our senior executives with those of our stockholders is to tie a significant portion of their compensation to our financial and operational performance. With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, this translates into:

•	Approximately 95% of each of our CEO’s, our President’s, and our COO’s total direct compensation (base salary, annual cash incentive awards, and equity-based incentive awards) for fiscal 2017 was variable and tied directly to the financial performance of the Company;
•	Annual incentive awards of our CEO, our President and our COO are a percentage of pretax income — the metric that we believe most directly translates into stockholder value; and
•	Equity awards are earned only if the Company accomplishes financial and operational metrics, which we believe contribute to long-term growth and, upon being earned, the awards vest in three equal annual installments.

With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we base their annual cash incentive award targets on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures, the results of an annual internal audit evaluation and, in the case of our CFO, the pretax income of our Lennar Financial Services segment, which he oversees. The bonus each executive is awarded is based on the extent to which the executive achieves his target and the Company’s financial performance, measured by our pretax income. Equity awards are service-based and vest over three years with respect to our CFO. With respect to our General Counsel, equity awards are earned only if the Company accomplishes certain financial and operational metrics and, upon being earned, the awards vest in three equal annual installments. As a result, 87% of our CFO’s total direct compensation and 79% of our General Counsel’s total direct compensation for 2017 was performance or equity based.

We Maintain Strong Executive Compensation Policies. We maintain strong executive compensation policies to further align our executives’ interests with those of our stockholders. Specifically, we have:

•	Stock ownership guidelines. We have a minimum stock ownership requirement for all of our executive officers. All of the NEOs significantly exceed their minimum stock ownership requirements.
•	No employment agreements. We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers and all equity grants are subject to a double trigger requirement to accelerate vesting in connection with a change of control.

2017 Compensation Reflects Exceptional 2017 Company Performance. During fiscal 2017, we achieved exceptional financial and operational performance, including:

•	Revenues of $12.6 billion – up 15%
•	Deliveries of 29,394 homes – up 11%
•	New orders of 30,348 homes – up 11%

Revenues from home sales increased 15% in the fiscal year ended November 30, 2017 to $11.0 billion from the prior fiscal year and gross margins on home sales were $2.4 billion or 22.1% in the year ended November 30, 2017. During fiscal 2017, we also had strong performances from our other business segments. Our Lennar Financial Services segment had operating earnings of $155.5 million. Our Multifamily business had operating earnings of $73.4 million in the year ended November 30, 2017, benefiting from the sale of seven completed rental properties by its unconsolidated entities. Finally, in fiscal 2017, we successfully acquired and integrated a Florida-based homebuilder, WCI Communities, Inc (“WCI”).

2018 Executive Compensation Changes reflect increased Alignment with Shareholder Interests. Below are the highlights of the changes we made to our executive compensation program for Messrs. Miller, Beckwitt and Jaffe:

•	the equity portion of their compensation comprises a larger share of their total compensation;
•	half of their equity awards are subject to performance-based vesting conditions, and the other half are subject to service-based vesting conditions over three years;
•	the performance shares may vest after a three-year performance period at either threshold, target or maximum levels based on the Company’s relative gross profit percentage (as compared to our peers), relative return on tangible capital (as compared to our peers) and debt/EBITDA multiple; and
•	the percentages of Pretax Income used to determine cash incentive bonuses for fiscal 2018 were reduced as compared to the prior year and are subject to a performance hurdle.

Compensation Setting Process

We designed our executive compensation to:

•	attract, motivate and retain highly qualified and experienced executives;
•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;
•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;
•	align the interests of our executives with those of our stockholders; and
•	promote adherence to corporate governance, and company policies and values.

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our senior executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, as well as recommendations by our CEO and President (except regarding themselves) and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage compensation consultants. During fiscal 2017, the Compensation Committee engaged FW Cook to perform a review of the Company’s executive compensation program, including considering any changes that could be implemented in fiscal 2018. The Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management

Our CEO and our President provide written background and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings at the Committee’s request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO and our President provide reviews of each executive officer’s performance and recommend compensation actions for executive officers other than themselves.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and in view of the value of particular executives to Lennar. In connection with setting fiscal 2017 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders that the Compensation Committee views as our peer group (“Peer Group”), based on revenue and home closings:

Beazer Homes USA, Inc.	Meritage Homes Corporation
CalAtlantic Group, Inc.	M.D.C. Holdings, Inc.
Century Communities, Inc.	NVR, Inc.
D.R. Horton, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	Toll Brothers, Inc.
KB Home

In addition, the Compensation Committee reviewed information about compensation levels generally paid by Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s stockholder advisory vote on our executive compensation to provide useful feedback. As part of its 2017 compensation setting process, the Compensation Committee reviewed the results of the 2017 stockholder advisory vote, including the fact that only approximately 67% of the votes cast were voted in favor of our executive compensation. As a result of the vote, and stockholder feedback, the Compensation Committee engaged FW Cook to review the Company’s executive compensation. The changes to fiscal 2018 executive compensation reflect the results of that review.

Compensation Plans

Our 2016 Equity Plan provides for the issuance of stock-based awards, such as options and restricted stock, to officers, directors, or associates of the Company and its subsidiaries, or individuals who provide significant services to the Company or its subsidiaries. The aggregate number of shares of Class A common stock or Class B common stock that may be subject to awards granted under the 2016 Equity Plan is 15 million shares. The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan. While awards may no longer be issued under the 2007 Equity Plan, the 2007 Equity Plan still governs the outstanding awards that were issued under the 2007 Equity Plan. Our 2016 Incentive Compensation Plan enables the Compensation Committee to establish performance goals for officers and other associates of the Company and its subsidiaries and to determine bonuses which will be awarded on the basis of achievement of performance goals.

Executive Compensation Components and 2017 Compensation Decisions

Our named executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions. Our executive compensation program currently has three components of total direct compensation: (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Element	Description	Primary Objectives

Base Salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Variable performance-based cash payment	To motivate and reward the achievement of annual financial performance objectives.

Equity-Based Incentive Award	Performance-based restricted stock, with respect to our CEO, our President, our COO and our General Counsel. Service-based restricted stock with respect to our CFO.	To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term, as well as our short-term, performance and promote employee retention.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, our Compensation Committee believes that the executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of the performance objectives. The Compensation Committee believes that those executives who are responsible for growth should have the largest portion of their compensation from (i) annual cash incentive awards that are directly based on our financial performance, without a cap to motivate annual profitability and (ii) equity-based awards whose value depends on the long-term appreciation of our stock price. By comparison, those named executive officers whose responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an internal audit evaluation to avoid undue risk taking.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our Company.

How base salaries are determined. When the Compensation Committee sets the base salaries for the NEOs, it considers a number of factors, including:

•	level of experience and responsibility;
•	ability to contribute to meeting annual operating objectives;
•	level of pay required to retain the executive’s services in light of market conditions;
•	average base salary of comparable executives in our Peer Group; and
•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

When setting base salaries, the Compensation Committee does not assign a specific weight to any individual factor, or apply any specific formula as to how base salary should compare to that of similar employees of our Peer Group.

Except for the base salary of our General Counsel, the base salaries of our NEO’s have remained unchanged since 2010. The base salary of our CEO has remained unchanged since 2003.

2017 Base Salary Decisions. We increased the base salary of Mr. Sustana by 3.2% to bring his base salary more in line with comparable market compensation. We did not increase the base salaries of our other NEOs in fiscal 2017.

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to the Company’s annual profitability. Our 2017 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

How Annual Incentive Compensation is determined.

CEO, President and COO. The cash bonus for our CEO, our President and our COO is based on a percentage of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”). Pretax Income takes into account and adjusts for goodwill charges, losses or expenses on early retirement of debt and impairment and similar charges. The cash bonus for our CEO, our President and our COO is not capped. We believe that our executives’ pay should be linked to the performance of Lennar and that linking the annual cash bonus to Pretax Income achieves this goal. As a result, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive a cash bonus, and other years, such as more recent years when Lennar has returned to profitability, when the executives have received significant cash bonuses.

In June 2016, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by 11 other publicly-traded homebuilding companies. This included an analysis of the fiscal year 2015 compensation paid to our CEO with that paid in fiscal 2015 to the chief executive officers of each of the 11 other homebuilding companies and with the fiscal 2015 compensation of the chief executive officers of the companies in the Fortune 500. It also included an analysis of the fiscal 2015 compensation paid to our President and to our COO compared with the compensation paid in fiscal 2015 to the persons in comparable positions by three of the homebuilding companies and the compensation paid in fiscal 2015 to the presidents of the companies in the Fortune 500. In January 2017, the Compensation Committee reviewed a comparison of the fiscal 2016 compensation of our CEO, our President and our COO, which included cash incentive bonuses equal to 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2016 Pretax Income, with that of the persons in similar positions at the publicly traded homebuilding company that is most nearly comparable in size with Lennar and companies in the Fortune 500. Based on its review of those analyses, the results Lennar had achieved during fiscal 2016, and the results Lennar was expected to achieve during fiscal 2017, the Compensation Committee decided to apply a formula for each of our CEO, our President and our COO which included cash incentive bonuses equal to 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2017 Pretax Income. This reflected a Compensation Committee determination that the cash incentive bonuses the officers received in fiscal 2016 were appropriate and a decision to keep the percentages the same to keep their fiscal 2017 compensation in line with the prior year compensation.

CFO and General Counsel. Mr. Gross and Mr. Sustana each had the opportunity to earn a target award of 100% of base salary based on the performance criteria set forth below, and the opportunity to receive an additional cash bonus of up to 80% of their respective target awards based on achievement of the goals specified below.

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%
Additional Bonus Potential	Up to +80%

Mr. Gross:

- Exceeding Business Plan Profitability

- Amount and Success of Public Debt Raised

- Successful WCI Integration & maximizing synergies

- Establish Online Title Solution

- Successfully grow Next Gen program in Corporate and LFS

- Other Strategic Transactions

Mr. Sustana

- Exceeding Business Plan Profitability

- Successful WCI Integration & maximizing synergies

- Tightly Managing Legal Expenses

- Successful Resolution of Large Legal Cases

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

In addition, Mr. Gross, who oversees our Lennar Financial Services segment, had the opportunity to earn 1.00% of our Lennar Financial Services pretax income, which is the operating earnings of our Lennar Financial Services segment (“LFS Pretax Income”).

2017 Annual Incentive Compensation Decisions.

CEO, President and COO. Based on our Pretax Income of $1.27 billion, Messrs. Miller, Beckwitt and Jaffe were entitled to cash bonus payments of $12,701,020, $11,684,938 and $11,684,938, respectively.

CFO and General Counsel. With respect to Mr. Gross, in determining the score earned for individual performance, the following were highlighted: overall contribution to strong financial and accounting controls and to the Company’s solid performance during fiscal 2017. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to strong internal control environment resulting in positive internal audit results, leadership in response to governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Gross was deemed to meet the “excellent” performance level with respect to both performance criteria, and received 100% of his target award, or $650,000.

The Compensation Committee determined that Mr. Gross was entitled to 30% of the potential 80% of his target award, or $194,760, based on achievement of specified performance goals, of which the following were highlighted:

•	Our achieving Pretax Income of $1.27 billion for fiscal 2017;
•	Successful issuance of an aggregate of $2.45 billion of senior notes in fiscal 2017;
•	Successful integration of WCI, which was acquired by the Company in fiscal 2017, and maximization of synergies;
•	Establishment of online title business;
•	Further growth of controller training program; and
•	Participation in successful negotiation to acquire CalAtlantic.

No specific weight was given to any particular factor in the evaluations and no one factor was material. Based on our LFS Pretax Income of $155.5 million, Mr. Gross was entitled to $1,555,240 for that portion of the award. Accordingly, Mr. Gross received a cash bonus payment of $2,400,000 under the incentive program.

With respect to Mr. Sustana, in determining the score earned for individual performance, the following were highlighted: successful resolution of litigation matters and legal recoveries, strong level of support provided to business units, overall contribution to the Company’s solid performance during fiscal 2017 and successful recovery of insurance claims. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to control environment and creation and implementation of training systems resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Sustana was deemed to meet the “excellent” performance level with respect to both performance criteria, and received 100% of his target award, or $465,000.

The Compensation Committee determined that Mr. Sustana was entitled to 72% of the potential 80% of his target award, or $335,000, based on achievement of specified performance goals, of which the following were highlighted:

•	Our achieving Pretax Income of $1.27 billion for fiscal 2017;
•	Successful integration of WCI, which was acquired by the Company in fiscal 2017, and maximization of synergies; and
•	Participation in successful negotiation to acquire CalAtlantic.

No specific weight was given to any particular factor in the evaluations and no one factor was material. Accordingly, Mr. Sustana received a cash bonus payment of $800,000 under the incentive program.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of restricted stock so as to align the financial interests of our senior executives with those of our stockholders. Since 2009, we have provided long-term equity incentive awards solely in the form of restricted stock, both performance-based and service-based. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock:

•	motivates our senior management to maximize our long term, as well as our short term, performance;
•	helps us attract and motivate highly qualified and experienced executives; and
•	helps retain key personnel as a result of deferred vesting.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that Lennar will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO.

During 2017, our Compensation Committee reviewed the effect that our restricted stock grant program had on our retention of our senior executives. The Committee decided that the program had provided, and continued to provide, a strong retention incentive for senior management and that, because of the “stacking” effect, a program of annual grants that vests in three annual installments provides better employee retention benefits than a grant that vests upon the grant date. The Compensation Committee also believes that restricted stock awards provide a strong retention incentive for other key associates. In 2017, the Compensation Committee decided that we should continue making grants of restricted stock to a wider group of key associates, and, with the approval of the Compensation Committee, in June 2017, the Company awarded grants of restricted stock to senior management, our Division Presidents, our key Regional Managers and other key associates (323 persons). One-third of the restricted stock awarded to an associate in June 2017 will vest on each of July 2, 2018, July 2, 2019, and July 2, 2020 and unvested shares will, under most circumstances, be forfeited if the associate ceases to be employed by us.

The numbers of shares of restricted stock to be awarded to members of our senior management were based upon recommendations by our CEO, our President and other members of our senior management, followed by a review by our Compensation Committee of the total compensation our senior management had received over the last five years, a comparison of their 2015 compensation with that of similarly positioned executives at the Peer Group companies, a review of total potential compensation for fiscal 2017, as well as consideration of each executive’s responsibilities and expected contributions to our company. When considering the number of shares to award, the Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group.

2017 Equity Based Compensation Decisions. In June 2017, the Compensation Committee approved the following awards of restricted Class A common stock for our NEOs under the 2016 Equity Incentive Plan:

Officer	Restricted Stock Value ($)	Restricted Stock (#)
Stuart Miller	5,417,360	104,000
Rick Beckwitt	4,531,830	87,000
Jonathan M. Jaffe	2,578,455	49,500
Bruce Gross	2,083,600	40,000
Mark Sustana	989,710	19,000

CEO, President, COO and General Counsel. The equity awards granted to Messrs. Miller, Beckwitt, Jaffe and Sustana in June 2017 were performance shares which would be earned if Lennar achieved at least three of the five performance goals set forth below. The shares of restricted stock would then vest in equal installments on each of July 2, 2018, July 2, 2019 and July 2, 2020. The Compensation Committee awarded performance shares to our CEO, our President and our COO because the Committee believes that their responsibility for growing our business translates into earning equity awards only if the Company achieves financial and operational metrics which reflect growth. Mr. Sustana’s award was also tied to performance criteria in order to take advantage of the tax benefits resulting from his grant becoming qualified performance-based compensation deductible under Section 162(m).

In January 2018, the Compensation Committee determined that four of the five performance goals had been achieved.

Performance Measure	November 30, 2016 Results	November 30, 2017 Performance Goals	November 30, 2017 Results	Performance Goals Achieved
Revenues for the twelve months ended	$10.9 billion	$11.49 billion	$12.6 billion	Yes
Homes Deliveries for the twelve months ended	26,563	26,432	29,394	Yes
Gross Margin for the twelve months ended	23.0%	21.5%	22.1%	Yes
SG&A as a % of Homebuilding Revenue for the twelve months ended	9.4%	9.8%	9.2%	Yes
Homebuilding Debt-to Capital Ratio as of	39.4%	Less than 42.9%	44.9%	No

CFO. The equity award granted to Mr. Gross in June 2017 was service-based restricted stock, which will vest in equal installments on each of July 2, 2018, July 2, 2019 and July 2, 2020. The Compensation Committee awarded service-based restricted stock to Mr. Gross because the Committee believes that his responsibility for the establishment and maintenance of strong corporate controls and regulatory compliance translates into the stability of service-based vesting.

Our 2007 Equity Plan and our 2016 Equity Plan provide that upon an officer’s or employee’s retirement, all restrictions on all restricted stock granted to the officer or employee will immediately lapse and that restricted stock will no longer be subject to forfeiture. Retirement under our equity plans is defined as a termination of service (other than for cause) of a grantee on or after the grantee’s attainment of age 65 or on or after the grantee’s attainment of age 60 with 15 consecutive years of service with the Company. Mr. Miller turned 60 in fiscal 2017 and, if he were to retire, all of his restricted stock, including the restricted stock granted in fiscal 2017, would immediately vest because he is eligible for retirement under our equity plan as a result of his 20 years of service as Chief Executive Officer of our Company, and in other positions at the Company prior to that. Both Messrs. Jaffe and Gross will turn 60 in fiscal 2019, and if they were to retire after reaching that age, such officer’s restricted stock would immediately vest. None of these people has indicated any intention to retire.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $8,100 and $8,250 for 2017 and 2018, respectively, and participate in our active employee health and welfare benefits plans, which benefits are generally available to all full-time associates. Under the flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance and long-term disability coverage. We also provide certain of our executive officers with a car allowance which varies based on level, term life insurance and long-term disability insurance. Lennar’s commitment to provide these employee benefits recognizes that the health and well-being of its associates contributes directly to a productive and successful work life that enhances results for Lennar and its stockholders.

Change of Control Benefits

Our equity plan provides for accelerated vesting of outstanding equity awards if there is a combination of a change of control together with certain employment termination events (i.e., a “double trigger”). A summary of potential payments relating to a change of control can be found under the heading “Potential Payments Upon Termination after Change-in-Control” on page 40.

Other Compensation Practices

Executive and Director Stock Ownership Guidelines. Our Board has adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our executive officers and each member of our Board. The purposes of the guidelines are to align the interests of those executives and directors with the interests of stockholders and further promote our commitment to sound corporate governance. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to the following multiple of the person’s annual directors fee or annual base salary:

Position	Base Salary/Fee Multiple Requirement
Director	5x
Chief Executive Officer	6x
President	5x
Chief Operating Officer	5x
Chief Financial Officer	3x
Treasurer	2x
General Counsel/Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a Director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise.

As of January 31, 2018, all of our named executive officers and directors were in compliance with our Stock Ownership Guidelines. As indicated in the table below, our named executive officers had stock ownership levels well above their respective ownership requirements.

NEO	Base Salary/Fee Multiple Requirement	Actual Base Salary/Fee Multiple as of January 31, 2018(1)
Stuart Miller	6x	1,001x
Rick Beckwitt	5x	69x
Jonathan M. Jaffe	5x	25x
Bruce Gross	3x	41x
Mark Sustana	2x	4x

(1)	Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months.

Prohibition on Hedging. Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of the Company’s Class A common stock or Class B common stock.

Non-Solicitation Agreement. In connection with receiving the annual cash bonus, each of our NEO’s signs an agreement that for 12 months following termination of his employment with Lennar, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compliance with Internal Revenue Code Section 162(m). When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, prior to the recent amendments to the Internal Revenue Code, Section 162(m) allowed deduction of qualified performance-based compensation if certain requirements were met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m), subject to discretion to award compensation that does not qualify for tax deductibility under Section 162(m). The tax reform legislation passed in December 2017, generally referred to as The Tax Cuts and Jobs Act, substantially modifies Section 162(m) of the Internal Revenue Code and, among other things, eliminates the qualified performance-based exception to the $1 million deduction limit with respect to taxable years beginning after December 31, 2017. Effective for Lennar’s fiscal year beginning December 1, 2018, compensation paid to our named executive officers (including our Chief Financial Officer) will be subject to the limitations on deductibility under Section 162(m) of the Code and we will no longer be able to deduct performance-based compensation to our named executive officers (including our Chief Financial Officer) who receive annual compensation in excess of $1 million.

Each of our 2007 Equity Plan, our 2016 Equity Plan and our 2016 Incentive Compensation Plan includes lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. The cash bonuses we have awarded to our executive officers during the last several years all have been subject to achievement of performance goals and the awards of restricted stock to Messrs. Miller, Beckwitt, Jaffe and Sustana, each of whom is one of the executive officers required to be named in this proxy statement, are subject to achievement of performance goals.

2018 Compensation Program

Shareholder Engagement

In fiscal 2017, in connection with the Say on Pay vote, we had discussions with a number of our shareholders regarding our executive compensation practices and our corporate governance policies. While the shareholders generally recognized that the Company was compensating its executives well during a time when the Company was performing well, they requested that we consider making changes to our compensation practices. The comments that we received included the following:

•	there should be more variable financial performance objectives and the incorporation of relative performance measurement;
•	the equity portion of compensation should be a larger portion of total compensation;
•	there should be a hurdle or capital charge in connection with the annual cash incentive compensation payment;
•	the performance period relating to equity compensation should be longer than one year;
•	the five performance goals relating to the performance-based vesting equity grant are all or nothing, and there should be interim performance targets; and
•	that we should have a policy against pledging stock.

Messrs. Miller, Beckwitt and Jaffe Compensation Program

The shareholder feedback that we received led the Compensation Committee to request a full review of our executive compensation program. The Compensation Committee engaged FW Cook, and, throughout the rest of fiscal 2017 and the beginning of fiscal 2018, FW Cook had discussions with members of the Board and management, and performed a review and comparison of our executive compensation program. As a result, based on their recommendation and the approval of the Compensation Committee, it was determined that, the following changes would be made to the compensation of Messrs. Miller, Beckwitt and Jaffe:

Equity-Based Compensation

•	The equity portion of their compensation would comprise a larger share of their total compensation;
•	Half of their equity awards would have a service-based vesting condition, with a third of the grant vesting equally over three years, and the other half would have performance-based vesting conditions; and
•	The performance shares would vest after a three-year performance period at either threshold, target or maximum levels based on the Company’s relative gross profit percentage (as compared to our peers), relative return on tangible capital and debt/EBITDA multiple (as compared to our peers), with performance shares earned being determined independently for each component.

Annual Cash Incentive Compensation

•	The cash incentive bonuses for fiscal 2017 for each of Messrs. Miller, Beckwitt and Jaffe equal to 1.00%, 0.92% and 0.92%, respectively, of Lennar’s 2017 Pretax Income were reduced for fiscal 2018 to 0.73%, 0.63% and 0.55%, respectively, of Lennar’s 2018 Pretax Income after a 10.96% capital charge on tangible equity.

Messrs. Gross and Sustana Compensation Program

In February 2018, the Compensation Committee decided, consistent with the prior year, that Mr. Gross and Mr. Sustana would have the opportunity to earn a target cash bonus of up to 100% of base salary based on the performance criteria set forth in the table below. In addition, Mr. Gross’ and Mr. Sustana’s target cash bonus could be increased by between 0% and 80% of the target cash bonus based on our achievement of certain goals as specified below, the satisfaction of which will be determined by the Compensation Committee.

Additionally, Mr. Gross is eligible to receive a sum equal to 1.00% of LFS Pretax Income. Any cash bonus awarded to the NEOs may be adjusted downward in the sole discretion of the Compensation Committee.

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%
Additional Bonus Potential	Up to +80%

Mr. Sustana

- Exceeding Business Plan Profitability

- Successful CAA Integration & maximizing synergies

- Tightly Managing Legal Expenses

- Successful Resolution of Large Legal Cases

- Other Strategic Transactions Mr. Gross

- Exceeding Business Plan Profitability

- Successful CAA Integration & maximizing synergies

- Focus on maximizing cash generation

- Growing Lennar Financial Services

- Other Strategic Transactions

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

Pledging of Company Stock

With respect to our policy to allow the pledging of stock, the Board and management discussed the policy and the current corporate climate that generally disfavors allowing pledging of Company stock, but determined that in light of the fact that the Company’s officers significantly exceed our Stock Ownership Guidelines, pledging is a way for the Company’s officers to derive a benefit from their equity compensation grants, while still maintaining alignment with shareholder interests.

CEO Pay Ratio

We note that the SEC recently issued a final rule implementing the chief executive officer pay ratio disclosure requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The disclosure requirements take effect for Lennar beginning with our 2019 proxy statement for the fiscal year beginning on December 1, 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson

Tig Gilliam

Sherrill W. Hudson

Teri P. McClure

Donna Shalala

February 20, 2018

IV.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2017, 2016 and 2015 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal year ended November 30, 2017. We refer to these officers collectively as our named executive officers, or NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2017	1,000,000	-	5,417,360	12,701,020	9,153	19,127,533
Chief Executive Officer	2016	1,000,000	-	4,780,880	13,435,580	8,943	19,225,403
	2015	1,000,000	-	5,096,000	11,805,133	8,560	17,909,693

Rick Beckwitt	2017	800,000	-	4,531,830	11,684,938	29,153	17,045,921
President	2016	800,000	-	3,999,390	12,360,734	28,937	17,189,061
	2015	800,000	-	4,263,000	10,922,090	28,560	16,013,650

Jonathan M. Jaffe	2017	800,000	-	2,578,455	11,684,938	29,153	15,092,546
Vice President and Chief	2016	800,000	-	2,275,515	12,360,734	28,942	15,465,191
Operating Officer	2015	800,000	-	2,425,500	11,187,215	28,560	14,441,275

Bruce Gross	2017	650,000	-	2,083,600	2,400,000	17,553	5,151,153
Vice President and Chief	2016	650,000	180,525	1,838,800	2,344,475	17,343	5,031,143
Financial Officer	2015	650,000	-	1,960,000	2,206,152	16,960	4,833,112

Mark Sustana	2017	465,000	-	989,710	800,000	9,153	2,263,863
Secretary and General	2016	450,000	284,635	873,430	490,365	8,936	2,107,366
Counsel	2015	450,000	32,400	931,000	642,600	8,560	2,064,560

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 13 to our financial statements in our Form 10-K for the year ended November 30, 2017 filed with the SEC. Stock awards granted in 2017 to Messrs. Miller, Jaffe, Beckwitt and Sustana were performance based awards, which were earned upon subsequent achievement of financial and operational goals.

(2)	The amounts reported in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2017, 2016 and 2015. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments($)	401k Match($)	Term Life Insurance ($)	Long-Term Disability Insurance($)	Total All Other Compensation ($)
Stuart Miller	2017	-	8,100	792	261	9,153
Rick Beckwitt	2017	20,000	8,100	792	261	29,153
Jonathan M. Jaffe	2017	20,000	8,100	792	261	29,153
Bruce Gross	2017	8,400	8,100	792	261	17,553
Mark Sustana	2017	-	8,100	792	261	9,153

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2017. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the restricted stock awards were granted under Lennar’s 2016 Equity Plan, which are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)(4)		All other stock awards: Number of Shares of Stock (#)		Grant date fair value of stock awards ($)(7)
			Target($)		Maximum($)
Stuart Miller	AIC	-	12,701,020	(1)		(1)	-		-		-
	PS	6/27/17	-		-		104,000	(5)	-		5,417,360

Rick Beckwitt	AIC	-	11,684,938	(1)		(1)	-		-		-

	PS	6/27/17	-		-		87,000	(5)	-		4,531,830

Jonathan M. Jaffe	AIC	-	11,684,938	(1)		(1)	-		-		-
	PS	6/27/17	-		-		49,500	(5)	-		2,578,455

Bruce Gross	AIC	-	2,400,000	(2)		(2)	-		-		-

	RS	6/27/17	-		-		-		40,000	(6)	2,083,600

Mark Sustana	AIC	-	465,000	(3)	837,000	(3)	-		-		-
	PS	6/27/17	-		-		19,000	(5)	-		989,710

AIC – Annual Incentive Compensation

PS – Performance Shares, shares of restricted stock earned based on achievement of company-wide operational and         financial performance goals and which vest in equal installments over three years

RS – Service-Based Restricted Shares, shares of restricted stock which vest in equal installments over three years

(1)	Amounts in the Target column reflect the amounts of annual cash incentive compensation actually paid. Pursuant to the terms of their award agreements, Messrs. Miller, Beckwitt and Jaffe could receive 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2017 Pretax Income. Based on our fiscal 2017 Pretax Income, Messrs. Miller, Beckwitt and Jaffe were entitled to cash bonus payments of $12,701,020, $11,684,938 and $11,684,938, respectively. These amounts, which were paid in the first quarter of fiscal 2018, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum.

(2)	Mr. Gross had the opportunity to earn a target award of up to 100% of base salary based on personal performance, and to receive an additional cash bonus of up to 80% of the target award based on our achievement of specified goals. In addition, Mr. Gross could receive up to 1.00% of LFS Pretax Income. The amount paid to Mr. Gross with regard to fiscal 2017 was $2,400,000, and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum.

(3)	Mr. Sustana had the opportunity to earn a target award of up to 100% of base salary based on personal performance, and to receive an additional cash bonus of up to 80% of the target award based on our achievement of specified goals. The amount paid to Mr. Sustana with regard to fiscal 2017 was $800,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(4)	No threshold or maximum amounts were established for the equity incentive awards for Messrs. Miller, Beckwitt, Jaffe or Sustana. See the discussion “Compensation Discussion and Analysis—Equity Based Compensation” for a description of the performance goals that were required to be met for the performance shares to be earned.

(5)

The performance shares would be earned if the Company achieved at least three of five performance goals in fiscal 2017. In January 2018, the Compensation Committee determined that four of the five goals were achieved and therefore the performance shares were earned. The performance shares will vest in three equal annual installments on each of July 2, 2018, July 2, 2019 and July 2, 2020. Until the performance condition has been met with respect to the restricted stock, the dividends on the restricted stock are accrued but not paid, though the shares may still be voted. Once the performance condition is met, the named executive officer is paid the accrued dividends. If the performance condition were not met and the shares were forfeited, then the accrued dividends would also be forfeited. For restricted stock without a performance condition, the named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(6)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of July 2, 2018, July 2, 2019 and July 2, 2020. The named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(7)	The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, based on the closing price of our Class A common stock on the date of grant, which was $52.09 on June 27, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of restricted Class A common stock and restricted Class B common stock held by each named executive officer at the end of the fiscal year ended November 30, 2017. Each grant of restricted stock is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)				Market value of shares or units of stock that have not vested($)(4)
		Class A		Class B(5)		Class A	Class B
Stuart Miller	6/23/2015	20,124	(1)	402	(1)	1,263,385	20,631
	6/22/2016	40,248	(2)	804	(2)	2,526,769	41,261
	6/27/2017	104,000	(3)	2,080	(3)	6,529,120	106,746

		164,372		3,286		10,319,274	168,638

Rick Beckwitt	6/23/2015	29,000	(1)	580	(1)	1,820,620	29,766
	6/22/2016	58,000	(2)	1,160	(2)	3,641,240	59,531
	6/27/2017	87,000	(3)	1,740	(3)	5,461,860	89,297

		174,000		3,480		10,923,720	178,594

Jonathan M. Jaffe	6/23/2015	16,500	(1)	330	(1)	1,035,870	16,936
	6/22/2016	33,000	(2)	660	(2)	2,071,740	33,871
	6/27/2017	49,500	(3)	990	(3)	3,107,610	50,807

		99,000		1,980		6,215,220	101,614

Bruce Gross	6/23/2015	13,334	(1)	266	(1)	837,109	13,651
	6/22/2016	26,667	(2)	533	(2)	1,674,154	27,354
	6/27/2017	40,000	(3)	800	(3)	2,511,200	41,056

		80,001		1,599		5,022,463	82,061

Mark Sustana	6/23/2015	6,334	(1)	126	(1)	397,649	6,466
	6/22/2016	12,667	(2)	253	(2)	795,234	12,984
	6/27/2017	19,000	(3)	380	(3)	1,192,820	19,502

		38,001		759		2,385,703	38,952

(1)	The restricted stock will vest on July 2, 2018.

(2)	The restricted stock will vest in two equal installments on July 2, 2018 and July 2, 2019.

(3)	The restricted stock will vest in three equal installments on July 2, 2018, July 2, 2019 and July 2, 2020.

(4)	The market value of the Class A restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 30, 2017, which was $62.78, by the number of shares of restricted stock. The market value of the Class B restricted stock is calculated by multiplying the closing price of Lennar’s Class B common stock on November 30, 2017, which was $51.32, by the number of shares of restricted stock.

(5)	On October 29, 2017, our Board declared a stock dividend of one share of Class B common stock for each 50 shares of the Company’s outstanding Class A common stock or Class B common stock, payable on November 27, 2017. Shares of Class B common stock issued as a dividend on restricted Class A common stock is subject to the same restrictions as the Class A common stock with regard to which it is issued. As a result, each of Messrs. Miller, Beckwitt, Jaffe, Gross and Sustana received restricted Class B common stock as a dividend.

Option Exercises and Stock Vested

The following table provides information concerning vesting of restricted Class A common stock during the fiscal year ended November 30, 2017 and the value realized on such vesting of restricted stock on an aggregated basis for each of the named executive officers.

	Stock Awards
Name	Number of Shares Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stuart Miller(3)	104,000	5,545,280
Rick Beckwitt	87,000	4,638,840
Jonathan M. Jaffe	49,500	2,639,340
Bruce Gross	36,000	1,919,520
Mark Sustana	17,333	924,196

(1)	Of these amounts, shares were withheld to cover tax withholding obligations as follows: Mr. Miller, 43,629 shares; Mr. Beckwitt, 36,498 shares; Mr. Jaffe, 27,201 shares; Mr. Gross, 15,104 shares; and Mr. Sustana, 6,625 shares.

(2)	Calculated based on the closing market price of Lennar’s Class A common stock the first trading day before the vesting date, June 30, 2017 ($53.32), because the vesting date, July 2, 2017, was not a business day.

(3)	Our 2007 Equity Plan and our 2016 Equity Plan provide that upon an officer’s or employee’s retirement, all restrictions on all restricted stock granted to such officer or employee will immediately lapse and that restricted stock will no longer be subject to forfeiture. Retirement under our equity plans is defined as a termination of service (other than for cause) of a grantee on or after the grantee’s attainment of age 65 or on or after the grantee’s attainment of age 60 with 15 consecutive years of service with the Company. Mr. Miller turned 60 in fiscal 2017. On that date, Mr. Miller had 104,000 shares of Class A common stock that were subject to service-based vesting conditions that he would be entitled to immediately if he were to retire. However, because those shares are still subject to service-based vesting conditions, they are not included in the table.

Potential Payments Upon Termination or Change-in-Control

Our executive officers do not have employment agreements. Consequently the only payments and benefits that our officers would receive upon a change in control would be the benefit resulting from the acceleration of the vesting of their restricted stock.

Pursuant to the 2007 Equity Plan and the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates his employment with Lennar for Good Reason. The value of this acceleration if such hypothetical termination had occurred on November 30, 2017 is set forth in the table below:

Name	Value of Acceleration as of November 30, 2017 ($)(1)
Stuart Miller	10,487,912
Rick Beckwitt	11,102,314
Jonathan M. Jaffe	6,316,834
Bruce Gross	5,104,523
Mark Sustana	2,424,655

(1)	The value of the accelerated restricted stock is calculated by adding (a) the product of the closing price of Lennar’s Class A common stock on November 30, 2017 ($62.78) and the number of shares of unvested Class A restricted stock as of November 30, 2017 and (b) the product of the closing price of Lennar’s Class B common stock on November 30, 2017 ($51.32) and the number of shares of unvested Class B restricted stock as of November 30, 2017.

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below, and are substantially similar to the same definitions in the 2007 Equity Plan.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act) (a “Group”), other than a transaction with a majority owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of the participant’s employment agreement (if any) with the Company or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the participant; (vii) an illegal act detrimental to the Company or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of the participant’s business time and efforts to the Company if required by the terms of the participant’s employment; or (ix) violation of any rule or policy of the Company that states that violations may result in termination of employment; provided, however, that, if at any particular time the participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning with respect to the participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of the Company or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under the employee benefit plans, programs and policies in which the participant participates; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by the Company or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

V.	PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed D&T to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2018 and the Board has directed that management submit the selection of D&T as Lennar’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board is submitting the selection of D&T to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2017 and 2016 were as follows:

	Years ended November 30,
Services Provided	2017	2016
Audit Fees(1)	$3,314,000	$3,506,000
Audit-Related Fees(2)(3)	841,000	502,000
Tax Fees(4)	493,000	392,000

Total(3)	$4,648,000	$4,400,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q).

(2)	These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) consents to our registration statements filed, (iv) review of documents relating to our debt offerings for Lennar Corporation, including the preparation of comfort letters and (v) professional services related to the audit of Rialto Holdings, LLC.

(3)	The fees increased in fiscal 2017 as compared to the prior year primarily as a result of professional services related to the WCI and CalAtlantic transactions.

(4)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the

Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2017.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of D&T as our independent registered public accounting firm for the 2018 fiscal year.

Audit Committee Report

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2017 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2017, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017 that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2018.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No.16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2017 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

Tig Gilliam

Armando Olivera

February 20, 2018

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, or any future filings that might incorporate this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report may not be incorporated by reference to this proxy statement.

VI.	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2017 annual meeting, approximately 67% of the votes cast supported the Say on Pay proposal. At the 2018 Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the 2017 compensation of our named executive officers as disclosed in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures on pages 20 to 41. We believe that the success of our Company is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to enable us to retain, motivate and recruit high-quality, experienced executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, approximately 95% of their 2017 total direct compensation (base salary, annual cash incentive awards, and equity-based incentive award) was variable and tied directly to the financial performance of the Company.

•	With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we based their 2017 annual cash incentive awards on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation. Our CFO and our General Counsel were entitled to an additional cash bonus of up to 80% of their target awards based on specified performance goals. Our CFO also receives a bonus based on the pretax income of our Lennar Financial Services segment.

•	For all of our NEO’s, we provide a balance of short-term and long-term compensation: our annual cash incentive bonus rewards the accomplishment of annual goals, while our equity grants focus our executives’ financial interests on the long-term appreciation of our Class A common stock.

In addition, we maintain strong corporate governance practices regarding executive compensation:

•	Our executive officers do not have employment agreements, which gives the Compensation Committee the flexibility to change the components of our executive compensation program based on market and economic conditions.

•	We have adopted stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking to achieve short-term gains.

On the basis of the information in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 41 of this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2018 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

VII.	PROPOSAL 4 — DIRECTOR TENURE LIMIT

We have received the following stockholder proposal from William Steiner, c/o Komlossy Law, PA, 4700 Sheridan St. Suite J, Hollywood, FL 33021. Mr. Steiner has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal we provide the Board’s statement in opposition and the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 4 — Director Tenure Limit

Shareholders request our Board of Directors to adopt as policy a 15-year tenure limit for service on the Board of Directors. The Board of Directors would have discretion to determine the details of the definition of the 15-year limit (with accompanying justification) such as allowing up to 15-years and 364 days service. This would include a provision that management would have the discretion to implement an orderly transition to this requirement should there be a temporary deviation in meeting this requirement.

Long-tenure can impair the independence of a director no matter how well qualified. And independence is an all-important qualification for a Director. A director who lacks independence cannot protect the best interests of shareholders. At Lennar the following directors had excessive tenure:

Irving Bolotin 43-years

Stuart Miller 27-years

Sidney Lapidus 20-years

Steven Gerard 17-years

It is particularly import to have this policy at Lennar because the above directors are all but impossible to vote out of office because certain insider shares have super-sized voting power with 10-votes per share compared to the toothless one-vote per share for other shareholders.

Please vote to enhance the independence of our directors:

Director Tenure Limit — Proposal 4

Board’s Statement in Opposition to Stockholder Proposal

The Board opposes the proposal. The reason Mr. Steiner gives for wanting to impose a 15-year limit on service on Lennar’s Board of Directors is his assertion that “long-tenure can impair the independence of a director” and “a director who lacks independence cannot protect the best interests of shareholders.” He gives no support for his assertion that a long-term director will be less zealous than other directors in protecting the best interests of shareholders, and that certainly is not the case with regard to Lennar’s directors.

The proposed arbitrary limit on how long a person could serve as a director would require that four important directors leave the Board. One of whom is Stuart Miller, Lennar’s Chief Executive Officer. Mr. Miller has never been an independent director, but is a critically important member of Lennar’s Board, and, as Lennar’s largest stockholder, has a major reason to act in the best interests of its stockholders. The 15-year limit also would require Sidney Lapidus, Steven Gerard and Irving Bolotin to leave. These directors have accrued the expertise and standing to influence and effectively oversee the Company, and will often ask probing questions about why management is asking the Board to take particular actions. The Board believes that instead of an arbitrary 15-year limit on service that would discriminate against some highly talented directors who contribute significantly to Lennar’s Board, the Board is better served by focusing on adding new directors so there will be new ideas and fresh evaluations of long term strategies. In line with its focus on Board refreshment, Lennar has been regularly adding members to the Board, with four of the current eleven Lennar directors being added within the last five years. The Board has cultivated a culture that embraces open, informed, discussion, and directors feel free to challenge management. An arbitrary rule on tenure is contrary to the Board’s business judgement, and would deprive the Company of some of the members of the Board who contribute the most to its success. The Board believes that eligibility of a director to be re-nominated should be based on the director’s contributions to, and qualifications for, the Board, not on the number of years the director has served.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “AGAINST” this proposal.

VIII.	PROPOSAL 5 — EQUAL VOTING RIGHTS FOR EACH SHAREHOLDER

We have received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal we provide the Board’s statement in opposition and the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 5 — Equal Voting Rights for Each Shareholder

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company’s outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to the weakling one-vote per share for other shareholders.

With stock having 10-times more voting power our company takes our shareholder money but does not give us in return an equal voice in our company’s management. Without a voice, shareholders cannot hold management accountable.

There could be a built-in deficit in the Lennar stock price that would be released by equal voting rights for each share. The weakling voting rights of regular Lennar shareholders is a reminder that the S&P 500 .SPX started excluding companies that issue multiple classes of shares, a move that effectively bars Snap Inc (SNAP) after its decision to offer stock with no voting rights.

“Companies with multiple share class structures tend to have corporate governance structures that treat different shareholder classes unequally with respect to voting rights and other governance issues,” the index provider said. In regard to the 2017 SNAP initial public offering, some investors were taken aback by the company’s unusual decision to offer new investors a class of common stock with no voting rights.

FTSE Russell said it planned to exclude SNAP from its stock indexes. The decision likely means that funds like $243 billion SPDR S&P 500 ETF will not buy SNAP any time soon.

Although the weakling voting rights of regular Lennar shareholders are not as bad as SNAP, SNAP is a reminder of a toughening stance by index firms and investors who increasingly emphasize the importance of corporate governance rights.

Please vote to protect shareholder value:

Equal Voting Rights for Each Shareholder — Proposal 5

Board’s Statement in Opposition to Stockholder Proposal

The Board opposes the proposal. The only difference between our two classes of common stock is that the Class A common stock has one vote per share while the Class B common stock has ten votes per share. This dual class voting structure has twice been approved by our stockholders—once in 1987 when they initially authorized us to issue multiple voting Class B common stock, and again in 2003 when they approved an increase in the number of shares of Class B common stock we could issue and changes to the terms of the Class B common stock that enabled it to be listed on the New York Stock Exchange. The Board originally believed this voting structure had value, and our Board continues to believe this voting structure benefits Lennar.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “AGAINST” this proposal.

IX.	PROPOSAL 6 — STOCKHOLDER PROPOSAL

We have received the following stockholder proposal from GAMCO Asset Management Inc., One Corporate Center, Rye, NY 10580-1422. GAMCO Asset Management Inc. has represented that it will meet SEC Rule 14a-8 requirements, including the requirement that it will continually own the required market value of our stock until after the date of the Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal we provide the Board’s statement in opposition and the Board’s recommendation to vote “AGAINST” the proposal.

STOCKHOLDER PROPOSAL

RESOLVED: that the stockholders of Lennar Corporation ( the “Company” or “Lennar”) request the Board of Directors take all necessary steps (other than steps that must be taken by stockholders), including, but not limited to, amending the Company’s Certificate of Incorporation and/or Bylaws, to provide the Company’s Class B Common Stockholders with the right to annually convert 1% of the Company’s outstanding Class B Common Stock into the Company’s Class A Common Stock.

SUPPORTING STATEMENT

GAMCO’s clients and related entities own 10.75% of Lennar’s outstanding Class B Common Stock.

As of the close of trading on November 2, 2017, the Company’s Class B Common Stock ( 10 votes per share) was trading at an eight dollar discount to the Company’s Class A Common Stock (1 vote per share).

Given that the Miller family owns approximately 68% of the Class B Common Stock GAMCO believes the implementation of a limited conversion right will not significantly alter the ownership structure at Lennar; a dynamic of exchangeability that the NYSE has focused on.

WE URGE ALL STOCKHOLDERS TO VOTE “FOR” THIS PROPOSAL

Board’s Statement in Opposition to Stockholder Proposal

The Board opposes this proposal for a number of reasons.

•	The only difference between Lennar’s two classes of common stock is that the Class A stock entitles holders to one vote per share while the Class B stock entitles holders to ten votes per share. The Board has long believed that the stability resulting from the voting power the Class B stock has given to Stuart Miller, Lennar’s Chief Executive Officer and, through family trusts, its largest stockholder, has been a major contributor to the growth that has made Lennar the largest homebuilder, in terms of revenue, in the United States. Under Lennar’s certificate of incorporation, all the outstanding Class B stock automatically converts into Class A stock when the outstanding Class B stock becomes less than 10% of the combined outstanding Class A and Class B stock. While allowing 1% of the Class B stock to be converted into Class A stock each year would not cause the immediate automatic conversion of Class B common stock, over time it poses a risk that automatic conversion could eventually occur. The Board believes that it is not in the Company’s best interests to put into place a structure that could eventually lead to automatic conversion.

•	Creating a mechanism for converting 1% of the Class B stock each year would be complicated and expensive. If holders of a total of more than 1% of the Class B stock elected to convert their shares in a year, Lennar would have to prorate elections, which could involve converting very small numbers of shares for many of the stockholders who elect to convert and paying small amounts of cash in lieu of fractional shares to most of the other stockholders who elect to convert Class B stock into Class A stock.

•	Very few holders of Class B stock would benefit from Lennar’s allowing 1% of the Class B stock to be converted each year into Class A stock. A holder of 100 shares of Class B stock would be unlikely to convert them into one share of Class A stock and 99 shares of Class B stock, and even a holder of 1,000 shares of Class B stock would be unlikely to convert them into 10 shares of Class A stock and 990 shares of Class B stock. Only very large holders of Class B stock (such as GAMCO) would be likely to take advantage of a 1% annual conversion right.

•	The principal reason generally given for why the Class B stock trades at a significant discount from the price of the Class A stock is the small number of shares of Class B stock available for trading. Enabling 1% of the Class B stock to be converted each year into Class A stock would reduce that already small number of shares of Class B stock.

Enabling 1% of the Class B stock to be converted into Class A stock would be expensive and would be contrary to what the Board believes is in the best interest of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “AGAINST” this proposal.

X.	SECURITY OWNERSHIP

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 14, 2018 for (1) each of our current Directors, (2) each of our “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. As of February 14, 2018, we had 287,440,099 shares of Class A common stock and 37,669,203 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number Of Shares Beneficially Owned (1) (2)	Percent Of Class	Number Of Shares Beneficially Owned (3)	Percent Of Class
Rick Beckwitt	1,299,337	*	23,222	*
Irving Bolotin	32,503	*	3,994	*
Steven L. Gerard	38,652	*	1,584	*
Tig Gilliam	24,119	*	432	*
Bruce Gross	507,780	*	73,347	*
Sherrill W. Hudson	30,000	*	5,650	*
Jonathan M. Jaffe	646,364	*	47,612	*
Sidney Lapidus	130,159	*	43,347	*
Teri McClure	16,253	*	275	*
Stuart Miller(4)	1,594,826	*	21,865,066	58.0%
Armando Olivera	9,617	*	142	*
Donna Shalala	6,871	*	132	*
Jeffrey Sonnenfeld	32,072	*	591	*
Scott Stowell	547,965	*	10,623	*
Mark Sustana	65,720	*	3,814	*
All current directors and executive officers as a group (18 persons)(5)	5,623,040	2.0%	22,100,702	58.7%

* Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person pursuant to options that are exercisable within 60 days after February 14, 2018 are deemed outstanding for purposes of determining the total number of outstanding shares held by such person but are not deemed outstanding for the purpose of determining the percentage of our outstanding shares held by any other stockholders. The table below sets forth the name of each director and the number of shares of Class A common stock issuable pursuant to such director’s exercisable options.

Name	Number of Shares Issuable Pursuant to Options Exercisable
Irving Bolotin	2,500
Steven L. Gerard	2,500
Tig Gilliam	2,500
Sherrill W. Hudson.	2,500
Sidney Lapidus	2,500
Teri McClure	2,500
Armando Olivera	2,500
Jeffrey Sonnenfeld	2,500

(2)	Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 17,382 shares held in family trusts; Mr. Gross, 160,000 shares held in family trusts and 1,737 shares held in trust for a child; Mr. Jaffe, 329,922 shares held in a family trust, 2,599 shares held in an ESOP and 93,329 shares held by the Jaffe Family Foundation; Mr. Lapidus, 26,893 shares held in a GRAT; and Mr. Miller, 18,885 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Gross, 131,497 shares; Mr. Jaffe, 304,361 shares; Mr. Miller, 963,671 shares; and Mr. Sustana, 17,011 shares. With respect to Mr. Stowell, includes 130,391 shares issuable pursuant to options and stock appreciation rights which are exercisable within 60 days after February 14, 2018.

(3)	Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 347 shares held in family trusts; Mr. Gross, 4,100 shares held in family trusts and 10,234 shares held in trust for a child; Mr. Jaffe, 45,309 shares held in a family trust, 323 shares held in an ESOP and 1,866 shares held by the Jaffe Family Foundation; Mr. Lapidus, 537 shares held in a GRAT; and Mr. Miller, 2,350 held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Gross, 50,046 shares; Mr. Jaffe, 6,487 shares; Mr. Miller, 118,855 shares and Mr. Sustana, 2,840 shares. With respect to Mr. Stowell, includes 2,308 shares issuable pursuant to options and stock appreciation rights which are exercisable within 60 days after February 14, 2018.

(4)	Mr. Miller has shared voting and investment power with respect to 332,370 shares of Class A common stock reflected in the table, of which 36,850 are held in a family trust, and 295,520 are held in charitable family foundations. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(5)	Includes 640,802 shares of Class A common stock and 20,871 shares of Class B common stock held by three executive officers who are not NEO’s. Of those shares, one executive officer holds 6,950 shares of Class A common stock and 7,022 shares of Class B common stock in trust for minor children. In addition, it includes 153,930 shares of Class A common and 2,724 shares of Class B common stock issuable pursuant to stock appreciation rights which are exercisable within 60 days after February 14, 2018, and 2,990 shares of Class A common stock and 59 shares of Class B common stock that are pledged as collateral for borrowings.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 14, 2018, Mr. Miller had the power to cast 220,245,486 votes, which is 33.2% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our directors and executive officers as a group had the power to cast 226,579,740 votes, which is 34.1% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 14, 2018 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent Of Class(1)
Stuart A. Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,865,066(2)	58.0%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class B Common Stock	3,688,612(3)	9.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	20,633,556(4)	7.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A Common Stock	17,239,650(5)	6.0%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 14, 2018.

(2)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,628,400 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 112,993 of the shares of Class B common stock reflected in this table.

(3)	Based on Amendment No. 11 to the stockholder’s Schedule 13D filed on January 9, 2018 (i) The Gabelli Funds, LLC, a wholly owned subsidiary of GAMCO Investors, Inc. (“GBL”), has sole voting and dispositive power with respect to 1,634,463 shares, (ii) GAMCO Asset Management Inc., a wholly-owned subsidiary of GBL, has sole voting power with respect to 1,668,002 shares and sole dispositive power with respect to 1,757,358 shares, (iii) Gabelli & Company Investment Advisers, Inc., wholly-owned subsidiary of Associated Capital Group, Inc. (“ACG”), has sole voting and dispositive power with respect to 154,486 shares, (iv) GGCP, Inc., the manager and a member of GGCP Holdings LLC which is the controlling shareholder of GBL, has sole voting and dispositive power with respect to 37,580 shares, (v) ACG has sole voting and dispositive power with respect to 3,365 shares, and (vi) Mario J. Gabelli, the controlling stockholder, Chief Executive Officer and a director of GGCP Inc. and Chairman and Chief Executive Officer of GBL, has sole voting and dispositive power with respect to 101,360 shares.

(4)	Based on Amendment No. 5 to the stockholder’s Schedule 13G filed on January 10, 2018. The stockholder has sole voting power with respect to 285,308 shares, sole dispositive power with respect to 20,326,863 shares, shared voting power with respect to 34,519 shares and shared dispositive power with respect to 306,693 shares.

(5)	Based on Amendment No. 9 to the stockholder’s Schedule 13G filed on January 25, 2018. The stockholder has sole voting power with respect to 15,482,452 shares and sole dispositive power with respect to 17,239,650 shares.

XI.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of our Class A common stock and Class B common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations by our directors and officers that no other reports by them were required, we believe that, during the 2017 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that Mr. Olivera’s Section 16 reports did not timely report a purchase and sale because Mr. Olivera’s investment advisor purchased and sold shares of Class A common stock on his behalf in error, and the purchase and sale were only later discovered by Mr. Olivera.

Stockholder Proposals for 2019 Annual Meeting

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2019 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is October 31, 2018. Additionally, pursuant to our By-Laws, Lennar must receive notice of any stockholder proposal, including the nomination of any stockholder candidates for the Board, to be submitted at the 2019 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than December 12, 2018 and no later than January 11, 2019. Our By-Laws and our NCG Committee Charter set forth the information that is required in a written notice of a stockholder proposal.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We will reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

Communication with Lennar’s Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our Company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by associates, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com
By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com
By telephone to:	1-800-503-1534

All communications will automatically be submitted to our Lead Director, who will distribute such communications.

Available Information

We maintain an internet website at www.lennar.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found in the Investor Relations-Corporate Governance section of our website at www.lennar.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the fiscal 2017 Form 10-K as filed with the SEC, including the financial statements and schedules included in it, but not the exhibits. In addition, that report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.lennar.com. A request for a copy of the report should be directed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. A copy of any exhibit to the fiscal 2017 Form 10-K will be forwarded following receipt of a written request with respect to it addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice of Internet Availability containing instructions on how to access our proxy statement and annual report online on or about February 28, 2018. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability contains instructions on how to obtain a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice of Internet Availability for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 505000 Louisville, KY 40233-5000, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice of Internet Availability in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominees.

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E36540-P02679	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors		☐	☐	☐
Elect eleven directors to serve a one-year term
expiring at the 2019 Annual Meeting of
Stockholders.
	01) Irving Bolotin	07) Stuart Miller
	02) Steven L. Gerard	08) Armando Olivera
	03) Theron I. “Tig” Gilliam	09) Donna Shalala
	04) Sherrill W. Hudson	10) Scott Stowell
	05) Sidney Lapidus	11) Jeffrey Sonnenfeld
06) Teri P. McClure

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Lennar’s independent registered public accounting firm for the fiscal year ending November 30, 2018.						☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of Lennar’s named executive officers.						☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4, 5 and 6:

4.	Approval of a stockholder proposal regarding our common stock voting structure.						☐	☐	☐

5.	Approval of a stockholder proposal regarding providing holders an annual right to convert a limited amount of Class B common stock into Class A common stock.						☐	☐	☐

6.	Approval of a stockholder proposal regarding a limit on director tenure.						☐	☐	☐
For address change/comments, mark here					☐
(see reverse for instructions).						NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E36541-P02679

LENNAR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF LENNAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 11, 2018

The undersigned appoint(s) Stuart Miller, Bruce Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 11, 2018 at 700 Northwest 107th Avenue, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSALS 4, 5 AND 6, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE